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                                                                    EXHIBIT 11.1

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

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
                                         YEARS ENDED       THREE MONTHS ENDED
                                          JUNE 30,            SEPTEMBER 30,
                                    --------------------- ---------------------
                                       1996       1997       1996       1997
                                    ---------- ---------- ---------- ----------
Weighted average shares
 outstanding.......................  3,884,640  5,676,317  5,443,299  5,622,030
Net effect of dilutive stock
 options based on the treasury
 stock method using the IPO price..    100,000    100,000    100,000    100,000
                                    ---------- ---------- ---------- ----------
Total..............................  3,984,640  5,776,317  5,543,299  5,722,030
                                    ---------- ---------- ---------- ----------
Net Income......................... $  417,000 $7,542,000 $1,111,000 $1,697,000
                                    ---------- ---------- ---------- ----------
Per share amount................... $     0.10 $     1.31 $     0.20 $     0.30
                                    ========== ========== ========== ==========
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